SECURITIES AND EXCHANGE COMMISSION

			     Washington, D.C.  20549


				    FORM 8-K


				 CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) January 8, 1998


			       SunTrust Banks, Inc.
	    (Exact name of registrant as specified in its charter)



       Georgia                         1-8918                  58-1575035
      (State or other jurisdiction   Commission             (IRS Employer
       of incorporation)             File Number)            Identification No.)



	     25 Park Place, N.E., Atlanta, Georgia          30313
	   (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code (404) 588-7711

Item 5. Other Events.

SunTrust Banks, Inc. (the "Company") announced on January 8, 1998 that it reported net income for 1997 of $667.3 million compared with $616.6 million in 1996. Diluted earnings per share for the year were $3.13, an increase of 13.4% from $2.76 in 1996. Basic earnings per share in 1997 were $3.17 compared with $2.80 for the previous year. The annual return on average assets (ROA) and return on average realized common equity (ROE) were 1.30% and 21.13%, respectively, compared with 1.35% and 18.89% in 1996.

"1997 was a great year," commented James B. Williams, Chairman and Chief Executive Officer of the Company. "Earnings per share were at record levels as they have been every year since our formation in 1985; loans grew 13.4%; noninterest income excluding securities gains increased 16.0% while noninterest expense was up 6.5%; credit quality was exceptional; and the stock price was up 45%."

Already outstanding credit quality strengthened further as evidenced by a 41% decline in nonperforming assets and improvement in the associated credit ratios. Nonperforming assets at the end of 1997 totaled to $150.6 million compared with $255.8 million in 1996. The ratio of nonperforming assets to loans and other real estate owned declined for the sixth consecutive year to 0.38% at year-end. The reserve for loan losses was $751.8 million, or 1.87% of loans, at December 31, 1997. Net charge-offs for the year were $91.0 million, or 0.24% of average loans.

Fourth quarter net income was $172.2 million in 1997 compared with $158.5 million in the 1996 fourth quarter. Diluted earnings per share for the fourth quarter were $0.82 in 1997 compared with $0.72 in 1996, an increase of 13.9%. Basic earnings per share increased 13.7% to $0.83 in the last quarter of 1997 from $0.73 in the same period of 1996. The net interest margin declined slightly to 4.00% from its third quarter 1997 level of 4.04%. Fourth quarter noninterest income excluding securities gains was $247.0 million, a 19.1% increase from the previous year. Noninterest expense increased 8.7% from a year ago, primarily due to increased personnel expense.

At December 31, 1997, total assets of the Company were $58.0 billion, a 10.5% increase from a year ago. In other year-to-year comparisons, loans grew 13.4% to $40.1 billion; total deposits were $38.2 billion, up 3.5%; and total shareholders' equity increased 6.5% to $5.2 billion.

A complete copy of the press release relating to the Company's results of operations (including attached Financial highlights) is attached hereto as
Exhibit 99.1 and incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

    (c)  Exhibits

         99.1     Text of Press Release of SunTrust Banks, Inc. dated January
                  8, 1998.

				   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


			       SUNTRUST BANKS, INC.
				  (Registrant)


Date:  January 16, 1998      By: Raymond D. Fortin
					    Senior Vice President